Exhibit 4.1

MANHATTAN BANCORP

2007 STOCK OPTION PLAN

Adopted August 10, 2007

1.             Purpose.  The purpose of the 2007 Stock Option Plan (the “Plan”) is to strengthen Manhattan Bancorp (the “Company”) and those corporations which are or hereafter become subsidiary corporations of the Company, within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”), by providing to participating employees and directors added incentive for high levels of performance and for unusual efforts to increase the earnings of the Company and its subsidiary corporations.  The Plan seeks to accomplish these purposes and results by providing a means whereby such employees and directors may purchase shares of the common stock of the Company pursuant to (a) options granted pursuant to the Incentive Stock Option Plan (the “Incentive Plan”) (Division A hereof) which will qualify as incentive stock options under Section 422 of the Code (“Incentive Options”), or (b) options granted pursuant to the Non-Qualified Stock Option Plan (the “Non-Qualified Plan”) (Division B hereof) which are intended to be non-qualified stock options described in Treas. Reg. §1.83-7 to which Section 421 of the Code does not apply (“Non-Qualified Options”).  (Hereinafter, the term “Options” shall collectively refer to Incentive Options and Non-Qualified Options.).

2.             Administration.  This Plan shall initially be administered by the Board of Directors of the Company (the “Board of Directors”).  The Board of Directors may, in its sole discretion, from time to time, delegate such power and authority over the administration of the Plan as the Board of Directors deems appropriate to a committee composed of not fewer than three (3) directors of the Company.  If the administration of the Plan is delegated to such a committee (whether a Stock Option Committee or Compensation Committee), then the members of such committee must be independent, non-employee directors of the Company as defined by the rules of the NASD.  Nothing contained herein shall prevent the Board of Directors from delegating to such committee full power and authority over the administration of the Plan.

Any action of the Board of Directors (or committee) with respect to administration of the Plan shall be taken pursuant to a majority vote of its members; provided, however, that with respect to action by the Board of Directors (or committee) in granting an option to an individual director, such action must be authorized by the required number of directors without counting the interested director, who shall abstain as to any vote on his option.  An interested director may be counted in determining the presence of a quorum at a meeting of the Board of Directors (or committee) where such action will be taken.

Subject to the express provisions of the Plan, the Board of Directors (or the committee, if authorized) shall have the authority to construe and interpret the Plan, and to define the terms used therein, to prescribe, amend, and rescind rules and regulations relating to administration of the Plan, to determine the duration and purposes of leaves of absence which may be granted to participants without constituting a termination of their employment for purposes of the Plan, and to make all other determinations necessary or advisable for administration of the Plan.

Determinations of the Board of Directors (or the committee, if authorized) on matters referred to in this section shall be final and conclusive.

3.             Participation; Limitation on Amount of Outstanding Options.  All salaried officers and employees of the Company and its subsidiary corporations shall be eligible for selection to receive both Incentive and Non-Qualified Options.  Directors of the Company and its subsidiary corporations who are not also salaried officers or employees of the Company or a subsidiary corporation shall be eligible to receive only Non-Qualified Options under the Plan.    Subject to the express provisions of the Plan, the Board of Directors (or committee, if authorized) shall select from the eligible class and determine the individuals who shall receive Options, whether such Options shall be Incentive or Non-Qualified Options, and the terms and provisions of the Options (which need not be identical), and shall grant such Options to such individuals.  An individual who has been granted an Option (an “Optionee”) may, if such individual is otherwise eligible, be granted additional Options if the Board of Directors (or the committee, if authorized) shall so determine.

4.             Stock Subject to the Plan.  Subject to adjustment as provided in Section 13 hereof, the stock to be offered under the Plan shall be shares of the Company’s authorized but unissued common stock, without par value (hereinafter called “stock”), and the aggregate amount of stock to be delivered upon exercise of all Options granted under the Plan shall not exceed 30% of the amount of the Company’s issued and outstanding shares of common stock sold in its initial public offering of securities, provided, however, that the total number of shares that may be issued pursuant to Incentive Stock Options issued under the Plan shall be 645,000 shares, with the balance of the shares that may be issued pursuant to the exercise of Options under the Plan being issued pursuant to Non-Qualified Options. If any Option shall expire for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for purposes of the Plan.

5.             Option Price.  The purchase price of stock subject to each Option shall be determined by the Board of Directors (or the committee, if authorized) but shall not be less than one hundred percent (100%) of the fair market value of such stock at the time such Option is granted.  As to any Incentive Option granted to an Optionee who, immediately before the Option is granted, owns beneficially more than ten percent (10%) of the outstanding stock of the Company, the purchase price must be at least one hundred ten percent (110%) of the fair market value of the stock at the time when such Option is granted.  The fair market value of such stock shall be determined in accordance with any reasonable valuation method, including the valuation methods described in Treas. Reg. § 20.2031-2.  The purchase price of any shares purchased shall be paid in full in cash at the time of each such purchase.

6.             Option Period.  Each Option and all rights or obligations hereunder shall expire on such date as the Board of Directors (or the committee, if authorized) may determine, but not later than ten (10) years from the date such Option is granted, and shall be subject to earlier termination as provided elsewhere in the Plan.  As to any Incentive Option granted to an Optionee who, immediately before the option is granted, owns beneficially more than ten percent (10%) of the outstanding stock of the Company (whether acquired upon exercise of Options or otherwise), such option must not be exercisable by its terms after five (5) years from the date of its grant.

7.             Continuation of Employment.  In the case of employees, nothing contained in the Plan (or in any Option agreement) shall obligate the Company or its subsidiary corporations to employ any Optionee for any period or interfere in any way with the right of the Company or its subsidiary corporations to reduce such Optionee’s compensation.

8.             Exercise of Options.  Each Option shall be exercisable in such installments, which need not be equal, and upon such contingencies as the Board of Directors (or the committee, if authorized) shall determine; provided, however, that if an Optionee shall not in any given installment period purchase all of the shares which such Optionee is entitled to purchase in such installment period, such Optionee’s right to purchase any shares not purchased in such installment period shall continue until the expiration of such Option.  No Option or installment thereof shall be exercisable except with respect to whole shares, and fractional share interests shall be disregarded.  Options may be exercised by ten (10) days written notice delivered to the Company stating the number of shares with respect to which the Option is being exercised, together with cash in the amount of the purchase price for such shares.  No fewer than ten (10) shares may be purchased at one time unless the number purchased is the total number which may be purchased under the Option.  As a condition to the exercise of a Non-Qualified Option, in whole or in part, by an Optionee who is an employee of the Company (or who was an employee during the term of the option) the Optionee shall be required to pay to the Company, in addition to the purchase price for the shares being exercised, an amount equal to any taxes required to be withheld by the Company in order to enable the Company to claim a deduction in connection with the exercise of the Option.

Options may also be exercised by delivery to the Company of ten (10) days written notice stating the number of shares with respect to which the Option is being exercised, and by delivery to the Company of (i) an exercise notice instructing the Company to deliver the certificates for the shares purchased to a designated brokerage firm which shall sell the stock in the market as soon as the Option is exercised; and (ii) a copy of irrevocable instructions delivered to the brokerage firm to sell the shares acquired upon exercise of the Option and to deliver to the Company from the sale proceeds sufficient cash to pay the exercise price and applicable withholding taxes arising as a result of the exercise, with the balance of the sales proceeds, if any, after payment of any broker’s commission, credited to the Optionee’s brokerage account.

9.             Nontransferability of Options.  Each Option shall, by its terms, be nontransferable by the Optionee, other than by Will or the laws of descent and distribution, and shall be exercisable during such Optionee’s lifetime only by the Optionee.

10.           Cessation of Employment; Disability.  Except as provided in Sections 6 and 11 hereof, if an Optionee ceases to be employed by or to serve as a director of the Company or a subsidiary corporation for any reason other than death or disability, such Optionee’s Option shall expire three (3) months thereafter, and during such period after such Optionee ceases to be an employee or director, such Option shall be exercisable only as to those shares with respect to which installments, if any, had accrued as of the date on which the Optionee ceased to be employed by or ceased to serve as a director of the Company or such subsidiary corporation.  Except as provided in Sections 6 and 11 hereof, if an Optionee ceases to be employed by or ceases to serve as a director of the Company or a subsidiary corporation by reason of disability (within the meaning of Section 22(e)(3) of the Code), such Optionee’s Option shall expire not later than one (1) year thereafter, and during such period after such Optionee ceases to be an employee or director such Option shall be exercisable only as to those shares with respect to which installments, if any, had accrued as of the date on which the Optionee ceased to be employed by or ceased to serve as a director of the Company or such subsidiary corporation.

11.           Termination of Employment for Cause.  If an Optionee’s employment by or service as a director of the Company or a subsidiary corporation is terminated for cause, such Optionee’s Option shall expire immediately; provided, however, that the Board of Directors may, in its sole discretion, within thirty (30) days of such termination, waive the expiration of the Option by giving written notice of such waiver to the Optionee at such Optionee’s last known address.  In the event of such waiver, the Optionee may exercise the Option only to such extent, for such time, and upon such terms and conditions as if such Optionee had ceased to be employed by or ceased to serve as a director of the Company or such subsidiary corporation upon the date of such termination for a reason other than cause, disability, or death.  In the case of an employee, termination for cause shall include termination for malfeasance or gross misfeasance in the performance of duties, conviction of illegal activity in connection therewith, any conduct seriously detrimental to the interests of the Company or a subsidiary corporation, or removal pursuant to the exercise of regulatory authority by the Comptroller of the Currency, the FDIC, the Federal Reserve Board or other bank supervisory agency; and, in any event, the determination of the Board of Directors with respect thereto shall be final and conclusive.  In the case of a director, termination for cause shall include removal pursuant to Sections 302 or 304 of the California Corporations Code or removal pursuant to the exercise of regulatory authority by the Comptroller of the Currency, the FDIC, the Federal Reserve Board or other bank supervisory agency.

12.           Death of Optionee.  Except as provided in Section 6 hereof, if any Optionee dies while employed by or serving as a director of the Company or a subsidiary corporation or during the three (3) month or one-year period referred to in Section 10 hereof, such Optionee’s Option shall expire one (1) year after the date of such death.  After such death but before such expiration, the persons to whom the Optionee’s rights under the Option shall have passed by Will or by the applicable laws of descent and distribution shall have the right to exercise such Option to the extent that installments, if any, had accrued as of the date on which the Optionee ceased to be employed by or ceased to serve as a director of the Company or such subsidiary corporation.

13.           Adjustments Upon Changes in Capitalization.  If the outstanding shares of the stock of the Company are increased, decreased, or changed into, or exchanged for a different number or class of shares or securities of the Company, without receipt of consideration by the Company, through reorganization, merger, recapitalization, reclassification, stock split-up, stock dividend, stock consolidation, or otherwise, an appropriate and proportionate adjustment shall be made in the number and kind of shares as to which Options may be granted.  A corresponding adjustment changing the number or kind of shares and the exercise price per share allocated to unexercised Options, or portions thereof, which shall have been granted prior to any such change shall likewise be made.  Any such adjustment, however, in an outstanding Option shall be made without change in the total price applicable to the unexercised portion of the Option but with a corresponding adjustment in the price for each share subject to the Option.  No fractional shares of stock shall be issued under the Plan on account of any such adjustment.

14.           Terminating Events.  Not less than thirty (30) days prior to a “Terminating Event” as defined below, the Board of Directors (or the committee, if authorized) shall notify each Optionee of the pendency of the Terminating Event.  Upon delivery of said notice, any Option granted prior to the Terminating Event shall be, notwithstanding the provisions of Section 8 hereof, exercisable in full and not only as to those shares with respect to which installments, if any, have then accrued, subject, however, to earlier expiration or termination as provided elsewhere in the Plan, and further subject to the condition that the Terminating Event in fact occurs.  Optionees shall then be entitled to exercise any Options or portions thereof commencing on the tenth (10th) day, and ending on the third (3rd) day, prior to the Terminating Event, or at such other times as may be specified by the Board of Directors in connection with the Terminating Event.  Upon the effective date of the Terminating Event, the Plan and any Options granted thereunder shall terminate, unless (i) provision is made in connection with the Terminating Event for assumption of Options theretofore granted, or substitution for such Options of new options covering stock of a successor employer corporation, or a parent or subsidiary corporation thereof, with appropriate adjustments as to the number and class of shares and prices, or (ii) in the case of a “change in control” as defined below, the Board of Directors in its sole discretion determines prior to the effective date of the Terminating Event that all outstanding Options and the Plan itself should continue in full force and effect.  In the case of such a determination by the Board of Directors, or in the event that any pending Terminating Event does not occur, the Plan and all outstanding Options thereunder shall continue in force with all original vesting schedules in effect.

For purposes of this Section 14, a “Terminating Event” shall include: (i) a reorganization, merger, or consolidation of the Company with one or more corporations as a result of which the Company will not be the surviving corporation, (ii) a sale of substantially all the assets and property of the Company to another person, corporation or entity, or (iii) a “change in control”, i.e., any other single transaction involving the Company (such as a tender offer) where there is a change in ownership of at least twenty-five percent (25%) of the Company’s outstanding shares, unless such change in ownership results from (i) a transfer of shares to another corporation in exchange for at least eighty percent (80%) control of that corporation, (ii) the issuance of additional shares of stock by the Company in a public stock offering, private placement or similar transaction, or (iii) any acquisition in which the Company will be the surviving entity.

15.           Exercise or Forfeiture of Options in the Event of Order to Increase Capital.  Notwithstanding any other provision of any Option granted hereunder, if Bank of Manhattan, N.A. becomes subject to any written order or directive by the Comptroller of the Currency or other banking regulatory agency requiring Bank of Manhattan, N.A. to increase capital, all outstanding Options under the Plan shall thereupon terminate and be of no further force and effect.

16.           Acceleration of Options.  Notwithstanding the provisions of Section 8 hereof or any provision to the contrary contained in any Option agreement, the Board of Directors (or the committee, if authorized), in its sole discretion, may accelerate the vesting of all or any Option then outstanding.  The decision by the Board of Directors to accelerate an Option or to decline to accelerate an Option shall be final.  In the event of the acceleration of the exercisability of Options as the result of a decision by the Board of Directors pursuant to this Section 16, each outstanding Option so accelerated shall be exercisable for a period from and after the date of such acceleration and upon such other terms and conditions as the Board of Directors may determine in its sole discretion, provided that such terms and conditions (other than terms and conditions relating solely to the acceleration of exercisability and the related termination of an Option) may not adversely affect the rights of any Participant without the consent of the Participant so adversely affected.  Any outstanding Option which has not been exercised by the holder at the end of such period shall terminate automatically at that time.

17.           Amendment and Termination by Board of Directors.  The Board of Directors may at any time suspend, amend, or terminate the Plan and may, with the consent of an Optionee, make such modification of the terms and conditions of such Optionee’s Option as it shall deem advisable; provided that, except as permitted under the provisions of Section 13 hereof, any amendment or modification of the Plan which would:

(a)           increase the maximum number of shares which may be purchased pursuant to Options granted under the Plan;

(b)          change the minimum option price;

(c)           increase the maximum term of Options provided for herein; or

(d)          permit Options to be granted to anyone other than a director, a salaried officer or an employee of the Company or a subsidiary corporation;

requires the approval of the Company’s shareholders as described below.  Any amendment or modification requiring shareholder approval shall be deemed adopted as of the date of the action of the Board of Directors effecting such amendment or modification and shall be effective immediately, unless otherwise provided therein, subject to approval thereof within twelve (12) months before or after the effective date by shareholders of the Company holding not less than a majority of the voting power of the Company; provided, however, that the Board of Directors may amend the Plan in toto without shareholder approval if the Plan has not yet been approved by the shareholders.

Notwithstanding the above, the Board of Directors (or the committee, if authorized to do so) may grant to an Optionee, if such Optionee is otherwise eligible, additional Options or, with the consent of the Optionee, grant a new Option in lieu of an outstanding Option for a number of shares, at a purchase price and for a term which in any respect is greater or less than that of the earlier Option, subject to the limitations of Sections 5, 6 and A-2 hereof.

No Option may be granted during any suspension of the Plan or after termination of the Plan.  Amendment, suspension, or termination of the Plan shall not, without the consent of the Optionee, alter or impair any rights or obligations under any Option outstanding prior to such amendment, suspension or termination of the Plan.

18.           Time of Granting Options.  The time an Option is granted, sometimes referred to as the date of grant, shall be the day of the action of the Board of Directors (or the committee) described in the second sentence of Section 2 hereof, provided, however, that if appropriate resolutions of the Board of Directors (or the committee) indicate that an Option is to be granted as of and on some future date, the time such Option is granted shall be such future date.  If action by the Board of Directors (or the committee) is taken by the unanimous written consent of its members, the action of the Board of Directors (or the committee) shall be deemed to be at the time the last Board (or committee) member signs the consent.

19.           Privileges of Stock Ownership; Securities Laws Compliance; Notice of Sale.  No Optionee shall be entitled to the privileges of stock ownership as to any shares of stock not actually issued and delivered.  No shares shall be issued upon the exercise of any Option unless and until any then applicable requirements of any regulatory agencies having jurisdiction, and of any exchanges upon which stock of the Company may be listed, shall have been complied with fully.   The Company intends to register the securities reserved under the Plan under the Securities Act of 1933, as amended (the “Act”).  Upon such registration, the shares received by Optionees (other than affiliates) upon exercise of their Options will be freely tradable All Optionees shall agree to comply with all applicable federal and state securities laws in connection with any sale or other disposition of such common stock.  The Optionee shall give the Company notice of any sale or other disposition of any such shares not more than five (5) days after such sale or other disposition.

20.           Effective Date of the Plan.  The Plan shall be deemed adopted as of the date first shown herein and shall be effective immediately, subject to approval hereof within twelve (12) months before or after said date by shareholders holding not less than a majority of the voting power of the Company.

21.           Termination.  Unless previously terminated by the Board of Directors or as provided in Section 14 hereof, the Plan shall terminate at the close of business on August 10,  2017 and no Options shall be granted under it thereafter, but such termination shall not affect any Option theretofore granted.

22.           Option Agreement.  Each Option shall be evidenced by a written stock option agreement executed by the Company and the Optionee and shall contain each of the provisions and agreements herein specifically required to be contained therein, including whether the Option is an Incentive Option or Non-Qualified Option, and such other terms and conditions as are deemed desirable and are not inconsistent with the Plan.

23.           Exculpation and Indemnification.  The Company shall indemnify and hold harmless a member or members of the Board of Directors (or the committee), in any action brought against such member or members to the maximum extent permitted by then applicable law and the Articles of Incorporation and Bylaws of the Company and any amendments thereto.

DIVISION A

INCENTIVE STOCK OPTION PLAN

A-1.        Eligible Persons.  All salaried officers and employees of the Company and its subsidiary corporations shall be eligible for selection to participate in the Incentive Plan.  Notwithstanding any other provisions of the Plan to the contrary, no director of the Company or a subsidiary corporation who is not a salaried employee of the Company or a subsidiary corporation and no member of the committee may be granted options under the Incentive Plan.

A-2.        Limit on Exercisability of Options.  The aggregate fair market value (determined as of the time the Option is granted) of the stock for which any salaried officer or employee may be granted Incentive Options which are first exercisable during any one calendar year (under all Incentive Stock Option Plans of such employee’s employer and its parent and subsidiary corporations) shall not exceed One Hundred Thousand Dollars ($100,000).

A-3.        Incorporation by Reference.  The provisions of Sections 5, 6, 9, 10, 12, 17 and 21 of the Plan are hereby incorporated by this reference into this Incentive Stock Option Plan.

A-4.        Interpretation of Plan.  Options granted pursuant to the Incentive Plan are intended to be “incentive stock options” within the meaning of Section 422 of the Code, and the Incentive Plan shall be construed to implement that intent.  If all or any part of an Incentive Option shall not be deemed an “incentive stock option” within the meaning of Section 422 of the Code, said Option shall nevertheless be valid and carried into effect as a Non-Qualified Option.

DIVISION B

NON-QUALIFIED STOCK OPTION PLAN

B-1.         Eligible Persons.  All salaried officers and employees, and all directors of the Company and its subsidiary corporations shall be eligible for selection to participate in the Non-Qualified Plan.

B-2.         Interpretation of Plan.  Options granted pursuant to the Non-Qualified Plan are intended to be non-qualified stock options described in Treas. Reg. § 1.83-7 to which Section 421 of the Code does not apply, and the Non-Qualified Plan shall be construed to implement that intent.